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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            REPUBLIC SERVICES, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    760759100
                                 (CUSIP Number)

                                November 10, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)

                                 Mark R. Beatty
                            Preston Gates & Ellis LLP
                          701 Fifth Avenue, Suite 5000
                            Seattle, Washington 98104
                                 (206) 623-7580
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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------------------------------------------------------------------------------
CUSIP No.: 760759100
------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON

                  Cascade Investment L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                     (b) [   ]
------------------------------------------------------------------------------

3        SEC USE ONLY
------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Washington
------------------------------------------------------------------------------

                                            5        SOLE VOTING POWER
             NUMBER OF SHARES                        9,090,200
               BENEFICIALLY                 ----------------------------------
                 OWNED BY                   6        SHARED VOTING POWER
                   EACH                              -0-
                REPORTING                   ----------------------------------
                  PERSON                    7        SOLE DISPOSITIVE POWER
                   WITH                              9,090,200
                                            ----------------------------------
                                            8        SHARED DISPOSITIVE POWER
                                                     -0-
------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,090,200
------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES [   ]
------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.2%
------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON

                  CO
------------------------------------------------------------------------------


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Item 1.

         (a)      NAME OF ISSUER: Republic Services, Inc. (the "Issuer")

         (b) ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER: 110 South East 6th Street, Fort Lauderdale, FL 33301.

Item 2.

         (a) NAME OF PERSON FILING: Cascade Investment LLC, a limited liability company organized under the laws of the State of Washington.

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: 2365 Carillon Point, Kirkland, Washington 98033.

         (c)      CITIZENSHIP: State of Washington.

         (d) TITLE OF CLASS OF SECURITIES: Common Stock, Par Value, $0.01 Per Share.

         (e)      CUSIP NUMBER: 760759100.

Item 3.  Not Applicable.

Item 4.  OWNERSHIP.
         (a)      AMOUNT BENEFICIALLY OWNED: 9,090,200.

         (b)      PERCENT OF CLASS: 5.2%.

         (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)    Sole power to vote or to direct the vote 9,090,200.
                  (ii)   Shared power to vote or to direct the vote -0-.
                  (iii) Sole power to dispose or to direct the disposition of 9,090,200.
                  (iv) Shared power to dispose or to direct the disposition of -0-.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable.

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                       November 17, 1999
                                                       -----------------
                                                             Date

                                                    Cascade Investment L.L.C.
                                                    By /s/ Michael Larson
                                                      ------------------------
                                                    Michael Larson, Manager


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